Exhibit 3.10

Delaware

_______________________________________________

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “MJD SERVICES CORP.”  AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF INCORPORATION, FILED THE TWENTY-SEVENTH DAY OF MARCH, A.D. 1995, AT 2:30 O’CLOCK P.M.

CERTIFICATE OF OWNERSHIP, FILED THE FIRST DAY OF AUGUST, A.D. 1996, AT     11 O’CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID CORPORATION.

/s/ Harriet Smith Winsor
Harriet Smith Winsor, Secretary of State

2493233 8100H	AUTHENTICATION:	3124488
040374121	DATE:	05-20-04

CERTIFICATE OF INCORPORATION

OF

MJD SERVICES, CORP.

I.

The name of the Corporation is MJD Services Corp.

II.

The address of the registered office of the Corporation in the State of Delaware is the Corporation Trust Center, l209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

IV.

The Corporation is authorized to issue One Hundred (100) shares of Common Stock, $.01 par value per share.

V.

The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

VI.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation.

VII.

Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

VIII.

No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that this Article VIII shall not eliminate or limit the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derives an improper personal benefit.  If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

IX.

The Corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it nay indemnify pursuant thereto.

X.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

XI.

The name and mailing address of the incorporator of the Corporation are:

Name	Mai1ing Address

Jeffrey A. Johnston	c/o Paul, Hastings, Janofsky & Walker 399 Park Avenue 30th floor New York, New York 10022

IN WITNESS WHEREOF, this Certificate has been signed on the 27th day of March, 1995.

/s/ Jeffrey A. Johnston
Jeffrey A. Johnston, Incorporator

2

STATE OF DELAWARE

SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 11:00 AM 8/01/1995

960224129 - 2493233

STATE OF DELAWARE
CERTIFICATE OF OWNERSHIP

CERTIFICATE OF OWNERSHIP
MERGING

PENTA-GEN INVESTMENTS, INC.

INTO

MJD SERVICES CORP.

(Pursuant to Section 253 of the General Corporation Law of Delaware)   MJD Services Corp.         a corporation incorporated on the         27th              day of            March             , 1995                 pursuant to the provisions of the General Corporation Law of the State of Delaware;

DOES HEREBY CERTIFY that this corporation owns 90% of the capital stock of    Penta-Gen Investments, Inc.  , a corporation incorporated on the         20th             day of           March            , 1995               , pursuant to the provisions of the         laws of the State of Illinois          ,and that this corporation, by a resolution of its Board of Directors duly adopted at a meeting held on the         1st               day of           August             , 1996                , determined to and did merge into itself said   Penta-Gen Investments, Inc.,which resolution is in the following words to wit:

WHEREAS this corporation lawfully owns 90% of the outstanding stock of         Penta-Gen Investments, Inc.        , a corporation organized and exiting under the laws of         the State of Illinois                      , and

WHEREAS this corporation desires to merge into itself the said     Penta-Gen       Investments, Inc.                                         , and to be possessed of all the estate, property, rights, privileges and franchises of said corporation.

NOW, THEREFORE, BE IT RESOLVED, that this corporation merge into itself said  Penta-Gen Investments, Inc.    and assumes all of its liabilities and obligations, and

FURTHER RESOLVED, that an authorized officer of this corporation be and he/she is hereby directed to make and execute a certificate of ownership setting forth a copy of the resolution to merge said                     Penta-Gen Investments, Inc.                        and assume its liabilities and obligations, and the date of adoption thereof, and to file the same in the office of the Secretary of State of Delaware, and a certified copy thereof in the office of the Recorder of Deeds of     New Castle       County; and

FURTHER RESOLVED, that the officers of this corporation be and they hereby are authorized and directed to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in any way necessary or proper to effect said merger.

IN WITNESS WHEREOF, said         MJD Services Corp.                             has caused its corporate seal to be affixed and this certificate to be signed by                    Walter E. Leach, Jr.                                                                    , an authorized officer this         1st               day of            August                          , 1996                .

BY: /s/ Walter E. Leach, Jr.
Walter E. Leach, Jr.
TITLE OF OFFICER:	Vice President